As filed with the Securities and Exchange Commission on April 1, 2005. File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARBIOS SYSTEMS, INC.
(Exact name of issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-1955323 (I.R.S. Employer Identification No.)

8797 Beverly Blvd., Suite 206
Los Angeles, California 90048
(Address of principal executive offices)

ARBIOS SYSTEMS, INC. 2001 STOCK OPTION PLAN
(Full title of the plan)

Jacek Rozga, M.D., Ph. D
President
8797 Beverly Blvd., Suite 206
Los Angeles, California 90048
(Name and address of agent for service)
(310) 657-4898
(Telephone number, including area code, of agent for service)

Copy to: Istvan Benko, Esq. Troy & Gould Professional Corporation 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, $.001 par value	54,000 shares	$0.15(2)	$8,100	$0.95
Common Stock, $.001 par value	297,000 shares	$1.00(2)	$297,000	$34.96
Common Stock, $.001 par value	10,000 shares	$2.00(2)	$20,000	$2.35
Common Stock, $.001 par value	170,000 shares	$2.25(2)	$382,500	$45.02
Common Stock, $.001 par value	5,000 shares	$2.60(2)	$13,000	$1.53
Common Stock, $.001 par value	5,000 shares	$2.80(2)	$14,000	$1.65
Common Stock, $.001 par value	99,000 shares	$2.90(2)	$287,100	$33.79
Common Stock, $.001 par value	165,000 shares	$2.97(2)	$490,050	$57.68
Common Stock, $.001 par value	10,000 shares	$3.40(2)	$34,000	$4.00
Common Stock, $.001 par value	185,000 shares	$1.65(3)	$305,250	$35.95
TOTAL	1,000,000 shares		$1,851,000	$217.86

(1)	In accordance with Rule 416(c) of the Securities Act of 1933, there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2001 Stock Option Plan (the “Plan”).

(2)	The registration fee for shares of Common Stock issuable upon exercise of outstanding options under the Plan was calculated pursuant to Rule 457(h) using the prices at which such outstanding options may be exercised.

(3)	Options to purchase a total of 185,000 shares of common stock are still available for grant under the Plan. Since the option exercise price of these 185,000 option shares is not known, the proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $1.65, which is the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on March 30, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the General Rules and Regulations under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.    Incorporation of Documents by Reference

The following documents filed by Arbios Systems, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) (Commission File No. 0-32603) are incorporated herein by reference: (a) the Company’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2004; and (b) The description of the Company’s Common Stock that is contained in the Registration Statement on Form 10-SB, as amended filed on November 11, 2001 (Registration No. 0-32603); and any amendment or report filed for the purpose of updating such description.

In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed incorporated herein by reference and to be a part hereof from the date of filing of such document.

Item 6.    Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Sections 78.7502, 78.751 and 78.752 of the Nevada Revised Statutes authorize a corporation, under certain circumstances to indemnify its directors, officers, employees and agents. The Company’s bylaws and Articles of Incorporation also provide that it shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of the Company from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of the Company. The Company also has the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under the Company’s bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and the Company may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Generally, under Nevada law, a corporation may indemnify officers, directors, employees and agents of a corporation against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed civil, criminal, administrative or investigative proceeding (other than derivative actions) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to derivative actions, officers, directors, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no such indemnification may be made in respect of any claim as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that such person is entitled to indemnification despite the adjudication of liability. To the extent that an officer, director, employee or agent is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation shall indemnify such officer, director, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Any indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the officer or director has met the applicable standard of conduct. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, or, regardless of whether or not such a quorum is obtainable and a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, (the “Act”) may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Security and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 8.    Exhibits

The following exhibits included herewith or incorporated herein by reference are made a part of this Registration Statement:

4.1	2001 Stock Option Plan. *

5.1	Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder. *

23.1	Consent of Stonefeld Josephson, Inc., independent auditors.*

23.2	Consent of Troy & Gould Professional Corporation (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereto).*

* Included herewith.

Item 9. Undertakings

(a)    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(iv)    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes:

That for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 1, 2005.

ARBIOS SYSTEMS, INC.

By:	/s/ Jacek Rozga, M.D., Ph.D.

Jacek Rozga, M.D., Ph.D President

POWER OF ATTORNEY

The undersigned officers and directors of Arbios Systems, Inc. hereby severally constitute and appoint Jacek Rozga, M.D., Ph.D and Scott Hayashi and each of them acting alone as their true and lawful attorneys-in-fact and agents with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacek Rozga , M.D., Ph.D	President (principal executive officer)	March 31, 2005
Jacek Rozga, M.D., Ph.D

/s/ Scott Hayashi	Chief Financial Officer (principal financial	March 31, 2005
Scott Hayashi	officer and principal accounting officer)

/s/ John M. Vierling, MD	Chairman of the Board and Director	March 31, 2005
John M. Vierling, MD

/s/ Roy Eddleman	Director	March 31, 2005
Roy Eddleman

/s/ Marvin S. Hausman, MD	Director	March 31, 2005
Marvin S. Hausman, MD.

/s/ Jack E. Stover	Director	March 31, 2005
Jack E. Stover

EXHIBIT INDEX
4.1	2001 Stock Option Plan. *

5.1	Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder. *

23.1	Consent of Stonefield Josephson, Inc., independent auditors.

23.2	Consent of Troy & Gould Professional Corporation (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereto).*

*	Included herewith.